Exhibit 99.1

  AptarGroup Reports Record Third Quarter Results; Declares Dividend

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 14, 2004--AptarGroup, Inc. (NYSE:ATR) today reported record sales and income for the third quarter of 2004.

    THIRD QUARTER RESULTS

    For the quarter ended September 30, 2004, sales increased 16 percent to a record $325.9 million from $281.3 million in the prior year. Approximately $5.9 million of the increase in sales relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately 10 percent from the prior year. Net income for the third quarter of 2004 increased to a record third quarter level of $25.3 million from $19.1 million a year ago. Diluted earnings per share were $.68 per share compared to $.51 per share in the prior year.
    In the third quarter of 2003, the Company recorded a charge of approximately $1.3 million ($.8 million after taxes) related to research and development costs associated with dry powder technology acquired during that quarter.

    NINE MONTHS RESULTS

    For the nine months ended September 30, 2004, sales increased 14 percent to a record $953.3 million from $834.5 million in the prior year. Approximately $18.6 million of the increase relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately seven percent from the prior year. Net income for the first nine months of 2004 increased to a record $69.3 million from $59.7 million a year ago. Diluted earnings per share were $1.86 per share compared to $1.62 per share in the prior year.
    The results for the first nine months of 2003 include the third quarter charge of approximately $1.3 million ($.8 million after taxes) related to the research and development costs discussed above.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report another quarter of record results. Higher unit volume and the weaker U.S. dollar contributed to the sales increase. Sales to all of the markets we serve increased, with demand for our dispensing systems particularly strong from the pharmaceutical, fragrance/cosmetic and food markets.
    "The increase in unit volumes and a favorable mix of sales contributed to the improvement in operating income as a percent of sales over the prior year. Restraining further operating margin improvement was the adverse impact of the weaker dollar on imports to the U.S., increased costs of materials, higher quality-related costs, increased costs to comply with Section 404 of the Sarbanes-Oxley Act and continued price competition.
    "As previously announced, our strong balance sheet enabled us to increase the quarterly dividend rate from $.07 per share to $.15 per share beginning with the dividend we paid in August of this year. In addition, we spent $38.2 million to repurchase approximately 883 thousand shares during the third quarter. After considering both of these activities, we remain well-positioned to take advantage of strategic opportunities in the future."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment increased 18 percent to $276.3 million from $234.8 million in the prior year. The increase is due to increased sales (including custom tooling) to all markets and changes in exchange rates. For the first nine months, sales increased 15 percent to $800.4 million from $697.2 million in the prior year. Third quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $37.7 million from $31.1 million in the prior year. For the first nine months, EBIT for the segment increased to $104.0 million from $94.9 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased seven percent to $52.0 million from $48.4 million in the prior year. The increase is primarily due to the weaker U.S. dollar and increased sales to the personal care market market. For the first nine months, sales increased 12 percent to $159.8 million from $143.1 million in the prior year. Third quarter EBIT for the SeaquistPerfect segment decreased to $4.3 million from $4.7 million a year ago. For the first nine months, EBIT increased to $14.4 million from $13.5 million in the prior year.

    OUTLOOK

    Siebel commented, "Based upon current information, we expect the positive momentum we experienced in the third quarter to continue into the fourth quarter. Currently, we anticipate that diluted earnings per share for the fourth quarter of 2004 will be in the range of $.57 to $.62 compared to $.54 per share in the prior year."

    CASH DIVIDEND

    Yesterday, the Board of Directors declared a quarterly dividend of $.15 per share, payable November 18, 2004 to shareholders of record as of October 28, 2004.

    OPEN CONFERENCE CALL

    There will be a conference call on Friday, October 15, 2004 at 8:00 a.m. CDT to discuss the Company's third quarter results for 2004. The call will last approximately one hour and feature remarks by Carl
A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                               THREE MONTHS ENDED   NINE MONTHS ENDED
                                    SEPTEMBER 30,     SEPTEMBER 30,
                                  ------------------------------------
                                      2004     2003     2004     2003
                                  ------------------------------------

Net Sales                         $325,893 $281,310 $953,340 $834,546
Cost of Sales (exclusive of
 depreciation shown below)         218,417  185,774  636,200  546,647
Selling, Research & Development
 and Administrative                 46,963   42,374  142,025  128,672
Depreciation and Other
 Amortization                       23,196   21,474   70,679   63,786
Acquired Research & Development
 Charge                                  -    1,250        -    1,250
                                  ------------------------------------
Operating Income                    37,317   30,438  104,436   94,191
Other Income/(Expense):
Interest Expense                    (2,794)  (2,410)  (7,518)  (7,246)
Interest Income                      1,022      665    2,912    1,977
Equity in Results of Affiliates        224      189      917      527
Minority Interests                       1     (138)    (271)    (255)
Miscellaneous, net                   1,102     (310)   1,127       80
                                  ------------------------------------
Income before Income Taxes          36,872   28,434  101,603   89,274
Provision for Income Taxes          11,615    9,327   32,329   29,612
                                  ------------------------------------
Net Income (1)                     $25,257  $19,107  $69,274  $59,662
                                  ====================================

Net Income per Share - Basic         $0.70    $0.53    $1.91    $1.65
                                  ====================================
Net Income per Share - Diluted       $0.68    $0.51    $1.86    $1.62
                                  ====================================

Average Number of Shares - Basic    36,107   36,207   36,344   36,059
Average Number of Shares - Diluted  37,179   37,159   37,298   36,806

Note to Condensed Consolidated Financial Statements:

(1) For the three and nine months ended September 30, 2003, net income includes the charge of $1,250 related to Acquired Research &
Development less a tax benefit of $413.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS


                                                September    December
                                                 30, 2004    31, 2003
ASSETS

Cash and Equivalents                             $153,010    $164,982
Receivables, net                                  256,352     231,976
Inventories                                       179,547     165,207
Other Current Assets                               30,862      40,289
                                               ----------- -----------
Total Current Assets                              619,771     602,454
Net Property, Plant and Equipment                 481,106     483,431
Goodwill, net                                     136,059     136,660
Other Assets                                       44,233      41,798
                                               ----------- -----------
Total Assets                                   $1,281,169  $1,264,343
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                            $50,155     $96,710
Accounts Payable and Accrued Liabilities          208,995     186,510
                                               ----------- -----------
Total Current Liabilities                         259,150     283,220
Long-Term Obligations                             144,325     125,196
Deferred Liabilities                               75,609      72,876
                                               ----------- -----------
Total Liabilities                                 479,084     481,292
Stockholders' Equity                              802,085     783,051
                                               ----------- -----------
Total Liabilities and Stockholders' Equity     $1,281,169  $1,264,343
                                               =========== ===========


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                              THREE MONTHS ENDED  NINE MONTHS ENDED
                                 SEPTEMBER 30,        SEPTEMBER 30,
                             -----------------------------------------
                                  2004      2003       2004      2003
                             -------------------- --------------------
NET SALES

Dispensing Systems            $276,275  $234,841   $800,389  $697,173
SeaquistPerfect                 52,024    48,444    159,839   143,095
Intersegment Eliminations       (2,406)   (1,975)    (6,888)   (5,722)
                             -------------------- --------------------
Total Net Sales               $325,893  $281,310   $953,340  $834,546
                             ==================== ====================

EARNINGS (1)

Dispensing Systems             $37,699   $31,133   $103,966   $94,926
SeaquistPerfect                  4,318     4,666     14,368    13,465
Corporate Expenses and Other    (3,373)   (4,370)   (12,125)  (12,598)
Acquired Research &
 Development
  Charge                             -    (1,250)         -    (1,250)
                             -------------------- --------------------
Earnings before Interest and
 Taxes (EBIT)                   38,644    30,179    106,209    94,543
Less: Interest Expense, Net      1,772     1,745      4,606     5,269
                             -------------------- --------------------
Income before Income Taxes     $36,872   $28,434   $101,603   $89,274
                             ==================== ====================

Notes to Condensed Consolidated Financial  Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as "EBIT") excluding unusual items.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424